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                                                                   Exhibit 10.17

                             REIMBURSEMENT AGREEMENT

      This REIMBURSEMENT AGREEMENT, dated as of June 14, 2001 (the "AGREEMENT"), is made by and between iSTAR FINANCIAL INC. ("ISTAR"), SOFI IV Management, L.L.C. ("STARWOOD OPPORTUNITY"), Starwood Mezzanine Holdings, L.P. ("STARWOOD MEZZANINE"), Starwood Capital Group I, L.P. ("SCG" and together with Starwood Opportunity and Starwood Mezzanine, the "CONTRIBUTORS") and Jay Sugarman ("SUGARMAN").

            WHEREAS, Starwood Opportunity is the general partner of Starwood Opportunity Fund IV, L.P., a beneficial owner of iStar common stock, and Starwood Mezzanine and SCG are general partners of Starwood Mezzanine Investors, L.P., a shareholder of iStar; and

            WHEREAS, pursuant to an Employment Agreement between iStar and Spencer B. Haber (the "EXECUTIVE") made as of April 1, 2001, iStar granted Executive 500,000 shares of iStar common stock (the "AWARD SHARES"), subject to certain restrictions provided in a Restricted Stock Grant made as of April 1, 2001 (the "RESTRICTED GRANT"); and

            WHEREAS, the Contributors and Sugarman are willing to share a portion of the risk that the Executive will fully vest in all 500,000 Award Shares.

      In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

      1. DEFINITIONS.

      "VESTING DATE" shall mean any date on which any Award Share, in excess of the first 350,000 Award Shares, becomes a Fully Vested Restricted Share (as provided and defined in the Restricted Grant).

      "REIMBURSABLE VESTED SHARES" shall mean those Award Shares, in excess of the first 350,000 Award Shares, that become Fully Vested Restricted Shares (as provided and defined in the Restricted Grant) on any particular Vesting Date.

      "CASH EQUIVALENT" shall mean a dollar amount equal to: (i) the number of shares of iStar common stock at issue multiplied by (ii) the average of the average high and low sales price of a share of iStar common stock for each of the five trading days preceding the Vesting Date at issue and the five trading days thereafter, as reported on the New York Stock Exchange (the "NYSE"). Cash Equivalent shall be equitably adjusted in the event that (x) iStar common stock is not listed on the NYSE at the time of computation or (y) prior to such time there has occurred one or more mergers, consolidations, stock splits, distributions of securities, or similar events affecting iStar common stock.

      "TAX BENEFIT" shall mean the aggregate income tax benefit, expressed in dollars, expected to be realized by the Company (including any successor) or by the Company's shareholders on account of compensation expense deductions with respect to Reimbursable Vested Shares as determined by the Company's independent accountants reasonably and in good faith. In making

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such determination, the Company's independent accountants: (A) may make reasonable projections or rely on the Company's reasonable projections of (i) the Company's taxable income, (ii) the Company's dividend distributions, (iii) the proportion of the Company's shareholders who or which are taxable persons and (B) may use an assumed 45% effective aggregate tax rate for the Company's shareholders who or which are taxable persons.

      2.    UNDERTAKINGS.

            a. As of any Vesting Date, the Contributors in the aggregate shall become obligated to pay to iStar, as a capital contribution, (x) cash equal to, or that whole number of shares of iStar common stock that is most nearly the Cash Equivalent of, 87.5% of the excess of (x) the Cash Equivalent of the Award Shares that become Reimbursable Vested Shares on such Vesting Date over (y) the Tax Benefits in respect of such Reimbursable Vested Shares. Such payment shall, except as otherwise provided in Section 2(b), be made within five business days after the amount of such payment has been determined by the Company's independent accountants. The individual and several obligations of each of the Contributors with respect to such payment obligation shall be as follows:
Starwood Opportunity, 79.24%; Starwood Mezzanine, 20.55% and SCG, 0.21%.

            b. It is understood that SCG, Starwood Opportunity and Starwood Mezzanine are entitled to receive iStar common stock or cash distributions from the limited partnerships of which they are general partners on account of such limited partnership's investment in iStar ("iStar GP Distributions"). In the event that, on any Vesting Date, any of SCG, Starwood Opportunity or Starwood Mezzanine do not have in its possession iStar GP Distributions sufficient to meet its obligations hereunder, such entity shall have the right to defer such obligation until such time as it shall have received such iStar GP Distributions from its respective limited partnership; provided, however, such deferral shall not extend beyond the date which is the later of (i) six (6) months after such Vesting Date and (ii) the last day of the calendar year in which such Vesting Date occurs. In furtherance thereof, if any such deposit of shares or payment of cash is deferred as set forth herein, the deferring Contributor shall direct the limited partnership of which it is general partner to deliver directly to iStar, until such deferring Contributor's obligations hereunder are satisfied in full, all iStar GP Distributions to which such deferring Contributor would be otherwise entitled.

            c. None of the "Phantom Shares" referred to in the last sentence of
Section 4(d) of the Employment Agreement made between Sugarman and iStar as of March 31, 2001 (such Agreement being the "SUGARMAN EMPLOYMENT AGREEMENT" and such "Phantom Shares" being the "AT-RISK PHANTOM SHARES") shall become "Fully Vested" except as provided in this Section 2(c). As of any Vesting Date, that whole number of the At-Risk Phantom Shares shall be forfeited to iStar whose "Fair Market Value" (as defined below) most nearly equals 12.5% of the excess of
(x) the Cash Equivalent of the Award Shares that become Reimbursable Vested Shares on such Vesting Date over (y) the Tax Benefits in respect of such Reimbursable Vested Shares. Sugarman shall become "Fully Vested" in all of the At-Risk Phantom Shares that have not previously been forfeited pursuant to this
Section 2(c) on the first day on which BOTH of the following criteria have been satisfied: (x) such At-Risk Phantom Shares have become "Fully Vested" pursuant to any of clauses (i) through (viii) of Section 4(d) of the Sugarman Employment Agreement AND (y) it is no longer possible for any additional Award Shares to


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become Fully Vested Restricted Shares (as provided and defined in the Restricted
Grant). Any disputes arising under or relating to this Section 2(c) shall be resolved by arbitration in accordance with Section 12 of the Sugarman Employment Agreement. All quoted terms used in this Section 2(c) and not otherwise defined in this Section 2(c) shall have the meanings ascribed to them in the Sugarman Employment Agreement, and "FAIR MARKET VALUE" shall mean "Sixty-Day Average Closing Price", as defined in Section 4(c)(i) of the Sugarman Employment Agreement, except based (in the case of securities that are publicly traded in the United States) on the average of the high and low prices on the five trading days immediately preceding the Vesting Date in question, rather than on a 60-calendar-day closing price average.

      3. REPRESENTATIONS OF CONTRIBUTORS. Starwood Opportunity, SCG and Starwood Mezzanine represent and warrant that:

            a. they are duly organized, validly existing and in good standing under the laws of their respective states of formation;

            b. they have all power and authority necessary to enable them to enter into this Agreement and carry out the transactions contemplated by this Agreement. All actions necessary to authorize the Contributors to enter into this Agreement and carry out the transactions contemplated by them have been taken. This Agreement has been duly executed by each Contributor and is a valid and binding agreement of each Contributor, enforceable against them in accordance with its terms; and

            c. neither the execution or delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the partnership agreements of the Contributors, or any agreement or instrument to which the Contributors or their respective partners are a party or by which any of them is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over the Contributors or any of their respective partners.

      4. THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of, and shall be binding upon, the successor and assigns of the parties permitted under this Agreement. Nothing herein expressed or implied shall confer upon any person or entity other than the parties hereto any right or remedy of any nature or kind whatsoever or any third party beneficiary rights.

      5. SUCCESSORS AND ASSIGNS; ENTIRE AGREEMENT. No party may assign its rights or delegate its obligations under this Agreement without the consent of all other parties. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement and the other agreements referred to herein together set forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.


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      6.    SEPARABILITY. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise enforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected.

      7. GOVERNING LAW. The validity, performance, construction and effect of this Agreement is governed by and shall be construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of law.

      8. HEADINGS AND COUNTERPARTS. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect. This Agreement may be executed in two or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

      9. FURTHER ASSURANCES. Each party shall take such action, subject to such terms and conditions as such party may reasonably establish, as may be reasonably requested by any other party (including, but not limited to, the delivery of documents) in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

      10. REMEDIES. The obligations of the Contributors and of Sugarman under this Agreement shall be several, Sugarman and each of the Contributors being liable to iStar for its own obligation hereunder, and not that of any other party. In the event of any material breach of this Agreement by any party hereto, each such breaching party agrees to indemnify the persons to whom a representation and warranty is given or an obligation is owed under this Agreement for all damages, costs and expenses (including reasonable attorneys' fees) actually incurred as a result of any such breach.

      11. PRONOUNS. Whenever the context may require, any pronouns used herein shall be deemed also to include the corresponding single, plural, neuter, masculine or feminine forms.

      12. AMENDMENTS. Any amendment to this Agreement shall be in writing, signed by all parties hereto and no amendment hereto shall be effective unless such amendment shall have been approved by a majority of those members of the Board of Directors of iStar which are not affiliated with any of the Contributors.

      13. SUBSTITUTE CONSIDERATION. Any provision of this Agreement to the contrary notwithstanding, upon request of any Contributor, partner or constituent entity thereof (a "CONTRIBUTOR PARTY"), iStar shall not unreasonably withhold or delay its approval, from time to time, to proposals by a Contributor Party to satisfy a portion of a Contributor's obligation hereunder (equal to such Contributor Party's obligation borne indirectly through its interest in a Contributor) by substituting direct alternative arrangements between such Contributor Party and iStar, provided that any such substitution does not result in a reduction of the benefits iStar would have received hereunder, but for such substitution.


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      IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

                                    iSTAR FINANCIAL INC.


                                    By:
                                         ----------------------------------
                                        Name:
                                        Title:


                                    STARWOOD MEZZANINE HOLDINGS, L.P.
                                    By:  Starwood Capital Group I, L.P.,
                                         it general partner

                                        By: BSS Capital Partners, L.P.,
                                            its general partner

                                            By: Sternlicht Holdings II,
                                                Inc., its general partner

                                    By:
                                        -----------------------------------
                                        Name:  Barry S. Sternlicht
                                        Title:


                                    SOFI IV MANAGEMENT, L.L.C.
                                    By: Starwood Capital Group, L.L.C.,
                                        its managing member


                                    By:
                                        -----------------------------------
                                        Name:  Barry S. Sternlicht
                                        Title:   General Manager


                                    STARWOOD CAPITAL GROUP I, L.P.

                                    By: BSS Capital Partners, L.P., its
                                        general partner

                                        By: Sternlicht Holdings II, Inc.,
                                            its general partner

                                    By:
                                        -----------------------------------
                                        Name:  Barry S. Sternlicht
                                        Title:


                                    JAY SUGARMAN

                                    By:
                                        -----------------------------------
                                        Jay Sugarman




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